Exhibit (h)(60)

AMENDED AND RESTATED SCHEDULE A

THIS AMENDED AND RESTATED SCHEDULE A dated as of April 1, 2009 for the addition of SAM Sustainable Global Active Fund and SAM Sustainable Themes Fund, is the Schedule A to that certain Regulatory Administration Services Agreement dated June 1, 2003 between PNC Global Investment Servicing (U.S.) Inc. (formerly PFPC Inc.) and The RBB Fund, Inc.

List of Portfolios

Money Market Portfolio

Bogle Investment Management Small Cap Growth Fund

Robeco Boston Partners Mid Cap Value Fund

Robeco Boston Partners All-Cap Fund

Robeco Boston Partners Small Cap Value Fund II (formerly the Mirco Cap Value Fund)

Robeco Boston Partners Long/Short Equity Fund (formerly the Market Neutral Fund)

Robeco WPG 130/30 Large Cap Growth Fund (formerly Robeco WPG Large Cap Growth Fund)

Robeco WPG Small Cap Value Fund (formerly Robeco WPG Tudor Fund)

Schneider Small Cap Value Fund

Schneider Value Fund

Senbanc Fund

Bear Stearns CUFS MLP Mortgage Portfolio

Marvin & Palmer Large Cap Growth Fund

Free Market U.S. Equity Fund

Free Market International Equity Fund

Free Market Fixed Income Fund

SAM Sustainable Water Fund

SAM Sustainable Climate Fund

SAM Sustainable Global Active Fund

SAM Sustainable Themes Fund

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Senior Vice President

THE RBB FUND, INC.

By:	/s/ Edward J. Roach
Name:	Edward J. Roach
Title:	President & Treasurer